Renewal of Distribution Agreement

Agreement made this 2nd day of August, 2011 by and between Nuveen Multistate Trust IV (formerly Nuveen Flagship Multistate Trust IV), a Massachusetts business trust (the “Fund”), and NUVEEN SECURITIES, LLC (formerly Nuveen Investments, LLC), a Delaware corporation (the “Underwriter”);

WHEREAS, the parties hereto are the contracting parties under that certain Distribution Agreement (the “Agreement”) pursuant to which the Underwriter acts as agent for the distribution of shares of the Fund; and

WHEREAS, the Agreement terminates August 7, 2010 unless continued in the manner required by the Investment Company Act of 1940;

WHEREAS, the Board of Trustees of the Fund, at a meeting called for the purpose of reviewing the Agreement has approved the Agreement and its continuance until August 8, 2012 in the manner required by the Investment Company Act of 1940;

NOW THEREFORE, in consideration of the mutual covenants contained in the Agreement the parties hereto do hereby continue the Agreement in effect until August 8, 2012 and ratify and confirm the Agreement in all respects.

NUVEEN MULTISTATE TRUST IV

	By:	/s/ Kevin J. McCarthy
Vice President

ATTEST:

/s/ Virginia O’Neal
Assistant Secretary

NUVEEN INVESTMENTS, LLC

		By:	/s/ Gifford R. Zimmerman
Managing Director

ATTEST:

/s/ Mark L. Winget
Assistant Secretary